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Exhibit 10.1

MACK-CALI REALTY CORPORATION

PURCHASE AGREEMENT

Dated as of March 14, 2003

i

PURCHASE AGREEMENT

        This PURCHASE AGREEMENT (this "Agreement") is made as of March 14, 2003 by and between Mack-Cali Realty Corporation, a corporation formed under the laws of the State of Maryland (the "Company"), having its principal office at 11 Commerce Drive, Cranford, New Jersey 07016, and Teachers Insurance and Annuity Association of America, a corporation formed under the laws of the State of New York (the "Purchaser"), having its principal office at 730 Third Avenue, New York, New York 10017.

W I T N E S S E T H

        WHEREAS, the Company has authorized for issuance a series of preferred stock of the Company designated as the Series C Preferred Stock (as defined below); and

        WHEREAS, the Company desires to sell and the Purchaser desires to purchase an aggregate of 1,000,000 Depositary Shares, each representing 1/100 of a share of the Series C Preferred Stock;

        NOW THEREFORE, in consideration of the mutual promises and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

        1.    ISSUANCE OF STOCK AND DEPOSITARY SHARES.

        (a)    Authorization.    The Company has duly authorized the issuance and deposit with the Depositary (as defined below) of a series of 8% cumulative redeemable perpetual preferred stock, stated value $2,500 per share (the "Series C Preferred Stock"), the terms, rights and preferences of which are set forth in the Articles Supplementary attached hereto as Exhibit A (the "Articles"). All capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed thereto in the Articles or the Deposit Agreement dated as of March 14, 2003, by and among the Company and EquiServe Trust Company, N.A., as Depositary thereunder (the "Depositary"), and the holders from time to time of the Depositary Receipts issued thereunder (the "Deposit Agreement"), attached hereto as Exhibit B.

        (b)    Registration Statement and Prospectuses.    The Company has filed with the Securities and Exchange Commission (the "Commission") (i) a Registration Statement on Form S-3 (Registration Statement 333-57103) (the "Registration Statement"), including a Prospectus, dated September 25, 1998, relating to, among other things, certain of the Company's equity securities (the "Base Prospectus") and (ii) a Prospectus Supplement, dated March 14, 2003, to the Base Prospectus relating to the Series C Preferred Stock (the "Prospectus Supplement" and, together with the Base Prospectus, the "Prospectus"). As used herein, the terms "Registration Statement," "Base Prospectus," "Prospectus Supplement" and "Prospectus" include in each case the material incorporated by reference therein.

        2.    AGREEMENTS TO SELL AND PURCHASE.

        (a)    Purchase and Sale of the Depositary Shares; the Closing.

            (i)    Subject to the terms and conditions of this Agreement, the Company shall sell to the Purchaser and the Purchaser shall purchase from the Company 1,000,000 Depositary Shares, each representing 1/100 of a share of Series C Preferred Stock of the Company, for an aggregate purchase price of Twenty-Five Million Dollars ($25,000,000) (the "Purchase Price").

            (ii)  On the Closing Date (defined below), 10,000 shares of Series C Preferred Stock will be deposited by the Company against delivery of Depositary Receipts (evidencing the Depositary Shares) to be issued by EquiServe Trust Company, N.A., as Depositary, under the Deposit Agreement.

            (iii)  The closing of the purchase of the Depositary Shares (the "Closing") shall be held at the offices of Pryor Cashman Sherman & Flynn LLP, 410 Park Avenue, New York, New York 10022, at 10:00 a.m., New York time, on March 14, 2003 or on such other business day as mutually agreed upon by the parties (the "Closing Date").

        3.    REPRESENTATIONS OF THE COMPANY.    The Company represents and warrants to the Purchaser as follows:

          (a)    Organization; Qualification, Etc.    The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has all requisite power and authority to own its properties and to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of the properties owned or held under lease by it or the nature of the business now conducted by it and proposed to be conducted by it requires such qualification, except where the failure to be so qualified or to be in good standing would not have a Material Adverse Effect. As used in this Agreement, "Material Adverse Effect" means a material adverse effect on (i) the business, operations, affairs, financial condition, assets or properties of the Company and its subsidiaries taken as a whole, or (ii) the ability of the Company to perform its obligations under this Agreement and the Deposit Agreement (collectively, the "Transaction Documents"), or (iii) the validity or enforceability of the Transaction Documents.

          (b)    Authorization.    The Company has all requisite power and authority to enter into the Transaction Documents, to issue and deposit with the Depositary the Series C Preferred Stock and to sell and deliver the Depositary Shares, and to perform its obligations under the terms and provisions of the Transaction Documents. The execution and delivery of the Transaction Documents and the Articles have been duly authorized by all requisite action on the part of the Company. This Agreement constitutes, and the Deposit Agreement will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as limited by general equitable principles and by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the rights of creditors generally.

          (c)    Priority.    The Series C Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of common stock, par value $.01, of the Company (the "Common Stock") and to all equity securities issued by the Company ranking junior to the Series C Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with all other capital stock issued by the Company, other than those equity securities referred to in clauses (i) and (iii) hereof; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Series C Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company. The term "equity securities" does not include convertible debt securities, which will rank senior to the Series C Preferred Stock prior to conversion. All shares of Series C Preferred Stock shall rank equally with one another and shall be identical in all respects.

          (d)    Compliance with Securities Laws; Disclosure.

            (i)    The Registration Statement and the Prospectus (A) comply in all material respects with the Securities Act of 1933, as amended (the "Securities Act") and the applicable rules and regulations thereunder, (B) correctly describe in all material respects the business of the Company and (C) do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

            (ii)  The documents incorporated or deemed to be incorporated by reference in the Registration Statement and the Prospectus, at the time they were filed with the Commission, complied in all material respects with the requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations of the Commission thereunder and, when read together with the other information in the Prospectus, on the Closing Date, do not include any untrue statement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (e)    Compliance with Other Instruments.    The consummation of the transactions contemplated by this Agreement and the performance of the terms and provisions of the Transaction Documents will not result in any breach of, or constitute a default under, or result in the creation of any lien in respect of any property of the Company under, any indenture, mortgage, deed of trust, bank loan or credit agreement, organizational instrument, or other agreement or instrument to which the Company is a party or by which the Company or any of its properties is bound, nor will they result in the violation of any applicable federal or state laws, statutes, rules, regulations, ordinances or requirements promulgated by governmental authorities, except where such breach, default, creation or violation could not reasonably be expected to result in a Material Adverse Effect. The Company is not in violation of, in default under or in breach of any agreement or instrument to which the Company is bound, except where such violation, default or breach would not have a Material Adverse Effect.

          (f)    Warranty as to Depositary Shares and Series C Preferred Stock.    The Company represents and warrants that the issuance of the Series C Preferred Stock, the deposit of the Series C Preferred Stock with the Depositary pursuant to the terms of the Deposit Agreement and the sale of the Depositary Shares to the Purchaser pursuant to the terms of this Agreement, have been duly and validly authorized and, when executed and delivered against payment therefor pursuant to the Transaction Documents, the Series C Preferred Stock will be validly issued, fully paid and nonassessable, and, when executed and delivered against payment therefor pursuant to the Transaction Documents, the Depositary Receipts evidencing the Depositary Shares will be validly issued and entitled to the full benefits, subject to the terms, of the Deposit Agreement. Such representation and warranty shall survive the deposit of the Series C Preferred Stock and the issuance of the Depositary Receipts pursuant to the Deposit Agreement. Assuming due authorization, execution and delivery of the Deposit Agreement by the Depositary, each Depositary Share will represent 1/100 of a share of a validly issued, outstanding, fully paid and nonassessable share of Series C Preferred Stock.

          (g)    Governmental Consents.    Except for the filing of the Registration Statement and the Prospectus, no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Body is required for the execution, delivery or performance by the Company of the Transaction Documents.

          (h)    Litigation; Governmental Orders.    There are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its properties in any court or before any arbitrator or Governmental Body, except for those actions, suits or proceedings an adverse decision with respect to which would not have a Material Adverse Effect. The Company is not, and the consummation of the transactions contemplated by this Agreement and the performance of the terms and provisions of the Transaction Documents will not cause the Company to be, (i) in default under any Order of any court, arbitrator or Governmental Body, (ii) subject to any Order of any court or Governmental Body or (iii) in violation of any statute or other rule or regulation of any Governmental Body, the violation of which would have a Material Adverse Effect.

        As used in this Agreement, the term "Governmental Body" includes any applicable federal, state, county, city, municipal or other governmental department, commission, board, bureau, agency, authority or instrumentality, whether domestic or foreign; and the term "Order" includes any order, writ, injunction, decree, judgment, award, determination or written direction or demand.

          (i)    Taxes.    The Company has filed all tax returns that are required to have been filed by it in any jurisdiction. All taxes shown to be due and payable on such returns and all other taxes and assessments payable by the Company, to the extent the same have become due and payable, have been paid. The Company does not know of any proposed material tax assessment against the Company and, in the opinion of the Company, all of its tax liabilities are adequately provided for on the books of the Company.

          (j)    Compliance with ERISA.

            (i)    The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of non-compliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA) and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code, other than such liabilities or liens as would not be individually or in the aggregate Material.

            (ii)  The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan's most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan's most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term "benefit liabilities" has the meaning specified in Section 4001 of ERISA and the terms "current value" and "present value" have the meaning specified in Section 3 of ERISA.

            (iii)  The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under Section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

            (iv)  The expected post-retirement benefit obligation (determined as of the last day of the Company's most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code) of the Company and its subsidiaries is not Material.

            (v)  As used in this Agreement, the following terms have the following meanings:

            "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

            "ERISA Affiliate" means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under Section 414 of the Code.

            "Material" means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its subsidiaries taken as a whole.

            "Multiemployer Plan" means any Plan that is a "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA).

            "Plan" means an "employee benefit plan" (as defined in Section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

          (k)    Registration Statement and Prospectus Supplement.    The Prospectus Supplement will be filed with the Securities and Exchange Commission in the manner and within the time period required by Rule 424(b). The Registration Statement has been declared effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement and no order directed at any document incorporated by reference in the Prospectus Supplement or any amendment or supplement thereto has been issued, and no proceedings for that purpose have been instituted or threatened by the Securities and Exchange Commission.

          (l)    Independent Accountants.    The accountants who certified the financial statements and supporting schedules included or incorporated by reference in the Registration Statement and the Prospectus are independent public accountants as required by the Securities Act and the rules and regulations of the Commission thereunder. Such accountants have not notified the Company or the Company's board of directors of any illegal acts that are required to be reported pursuant to Section 10A of the Exchange Act.

          (m)    Financial Statements.    The consolidated financial statements of Mack-Cali Realty Corporation and its subsidiaries included or incorporated by reference in the Registration Statement and the Prospectus, together with the related schedules and notes, present fairly the financial position of Mack-Cali Realty Corporation and its subsidiaries at the respective dates indicated and the results of its operations and its cash flows for the periods represented. Such financial statements have been prepared in conformity with generally accepted accounting principles.

          (n)    REIT Qualification.    Commencing with its taxable year ended December 31, 1994, the Company was organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust (a "REIT") under the Code, and its proposed method of operating will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code, and the Company has not taken or omitted to take any action which would reasonably be expected to cause its qualification as a REIT to be lost.

        4.    COVENANTS OF THE COMPANY.    The Company covenants to the Purchaser as follows:

          (a)    Continued Compliance with Securities Laws.    To the extent applicable, the Company will comply with the Securities Act and the applicable rules and regulations thereunder and the Exchange Act and the applicable rules and regulations thereunder.

          (b)    Additional Directors.    The Company shall at all times ensure that it has a sufficient number of available seats on its board of directors such that if the holders of the Series C Preferred Stock become entitled at any time to appoint two additional directors to the Company's board of directors pursuant to Section 7(a) of the Articles, such appointment will not cause the Company to violate the provision of its Charter or By-laws with respect to the maximum number of directors allowed thereunder.

        5.    CONDITIONS OF CLOSING.    The Purchaser's obligation to consummate the transactions contemplated hereunder shall be subject to the conditions hereinafter set forth:

          (a)    Authorizations.    All authorizations, approvals or permits of any Governmental Body that are required in connection with the authorization and issuance of the Series C Preferred Stock and the consummation of the other transactions contemplated hereby and all documents and papers relating thereto shall be reasonably satisfactory to the Purchaser, and the Purchaser shall have received copies of such documents and papers, all in form and substance satisfactory to the Purchaser, as the Purchaser may reasonably request in connection therewith.

          (b)    Opinion of Counsel to the Company.    The Purchaser shall have received opinions, dated the Closing Date, addressed to it and otherwise satisfactory in scope and substance to it, from Pryor Cashman Sherman & Flynn LLP, counsel to the Company, substantially in the form of Exhibit C hereto and covering such other matters incident to the transactions contemplated hereby as it may reasonably request. In rendering the opinions contemplated by this Section 5(b), Pryor Cashman Sherman & Flynn LLP shall rely, as to certain matters of Maryland law, upon an opinion of Ballard Spahr Andrews & Ingersoll, LLP, addressed to the Purchaser and to Pryor Cashman Sherman & Flynn LLP.

          (c)    Representations and Warranties Correct; Performance of Obligations.    All representations and warranties of the Company contained in Section 3 of this Agreement (except as affected by the transactions hereby contemplated) shall be true in all material respects on and as of the Closing Date; and the Company shall have performed in all material respects all obligations on its part required to be performed under this Agreement on or prior to the Closing Date.

          (d)    Prior Purchase of Notes.    Mack-Cali Realty, L.P., a Delaware limited partnership (the "Operating Partnership"), shall have purchased from Purchaser $25,000,000 of the Operating Partnership's 7.18% Notes due 2003 (CUSIP No. 55448QACO) currently held by the Purchaser, for an aggregate purchase price of $26,105,000.

          (e)    CUSIP Number.    The Company shall have obtained a CUSIP number issued by Standard & Poor's CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) for the Depositary Shares and the Series C Preferred Stock.

        6.    DIVIDENDS.

          (a)    Payment.    Notwithstanding anything to the contrary in the Transaction Documents, but subject to the terms of the Articles, so long as the Purchaser or any nominee designated by the Purchaser shall be the holder of any Depositary Shares representing the Series C Preferred Stock, the Company shall cause the Depositary Agent to punctually pay to the Purchaser all dividends declared by the Board of Directors of the Company on such stock out of funds legally available for payment of dividends and paid by the Company to the Depositary Agent at the address and in the manner set forth in the Deposit Agreement, or at such other place and in such other manner as the Purchaser may designate by notice to the Company and the Depositary Agent in the manner provided in the Deposit Agreement.

          (b)    First Dividend Payment.    The Company and the Purchaser hereby agree that, to the extent declared by the Board of Directors of the Company, the Company shall pay the first dividend on the Depositary Shares on July 15, 2003 in the aggregate amount of $672,222.22.

        7.    MISCELLANEOUS.

          (a)    Expenses.    Whether or not the transactions contemplated hereby are consummated, the Company shall: (i) concurrently with the Closing, pay the reasonable fees and disbursements of Debevoise & Plimpton, special counsel to the Purchaser, and any other fees and expenses due and owing on or prior to the Closing Date under this Agreement or the Deposit Agreement, (ii) pay the reasonable fees and disbursements of the Deposit Agent and of special counsel to the Purchaser in connection with any amendment, waiver or consent with respect to this Agreement and the Deposit Agreement, and all other reasonable expenses in connection therewith, and (iii) reimburse the Purchaser for its reasonable out-of-pocket expenses in connection with such transactions, amendments, waivers or consents, and any items of the character referred to in clause (ii) which shall have been paid by the Purchaser.

          (b)    Reliance on and Survival of Representations.    All agreements, representations and warranties herein and in any certificates or other instruments delivered pursuant to this Agreement or the Deposit Agreement shall (i) be deemed to be material and to have been relied upon by the other parties hereto notwithstanding any investigation heretofore or hereafter made by or on behalf of such party and (ii) survive the execution and delivery of this Agreement and the Deposit Agreement.

          (c)    Successors and Assigns.    All covenants and agreements in this Agreement by or on behalf of the respective parties hereto shall bind and inure to the benefit of their respective successors and assigns.

          (d)    Notices.    All notices and other communications provided for in this Agreement shall be in writing and delivered or mailed, first class postage prepaid, or transmitted by telecopier and confirmed by a similar mailed writing addressed (i) if to the Company, at the address set forth at the head of this Agreement (marked for the attention of the Executive Vice President and Chief Financial Officer of the Company), or at such other address as the Company may hereafter designate by notice to the Purchaser at the time outstanding, or (ii) if to any Purchaser, at the address as set forth in U hereto for the Purchaser or at such other address as the Purchaser may hereafter designate by notice to the Company.

          (e)    Governing Law.    This Agreement and the Deposit Agreement shall be governed by and construed in all respects in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

          (f)    Headings; Counterparts.    The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms hereof. This Agreement may be executed and delivered in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the undersigned have executed this Purchase Agreement as of the day and year first above written.

MACK-CALI REALTY CORPORATION
By:	/s/ BARRY LEFKOWITZ
Name: Barry Lefkowitz Title: Executive Vice President and Chief Financial Officer
TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA
By:	/s/ JOSEPH ROMANO
Name: Joseph Romano Title: Director

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MACK-CALI REALTY CORPORATION
PURCHASE AGREEMENT
Dated as of March 14, 2003
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PURCHASE AGREEMENT
W I T N E S S E T H